EXECUTION VERSION

INCREMENTAL ASSUMPTION AGREEMENT
(EXTENDED REVOLVING FACILITY COMMITMENT)

This INCREMENTAL ASSUMPTION AGREEMENT (EXTENDED REVOLVING FACILITY COMMITMENT) (this “Agreement”), dated as of May 8, 2018, is made by and among Queso Holdings Inc., a Delaware corporation (“Holdings”), CEC Entertainment, Inc., a Kansas corporation (the “Borrower”), each “Subsidiary Loan Party” listed on the signature pages hereto (each, a “Subsidiary Loan Party” and, collectively, jointly and severally, the “Subsidiary Loan Parties”), Deutsche Bank AG New York Branch, as Administrative Agent under the Credit Agreement (as defined below) (the “Administrative Agent”), and each of the Lenders party hereto.
WHEREAS, Holdings, the Borrower, the Lenders party thereto from time to time and the Administrative Agent are party to that certain First Lien Credit Agreement, dated as of February 14, 2014 (as amended, restated, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”);
WHEREAS, Holdings and the Borrower desire to amend the Credit Agreement to extend the maturity of certain Revolving Facility Commitments into Extended Maturity Revolving Facility Commitments (as defined below), and to make certain other changes as set forth herein;
WHEREAS, pursuant to Section 2.21(e) of the Credit Agreement, the Borrower may consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of any Class;
WHEREAS, each Revolving Facility Lender holding Revolving Facility Commitments who executes and delivers an Extension Consent (as defined below) on or prior to the Amendment Effective Date (as defined below) has, to the extent set forth on such Extension Consent, elected to extend the maturity of their Revolving Facility Commitments into Extended Maturity Revolving Facility Commitments in accordance with the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:
section 1.Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
SECTION 2.    Extended Maturity Revolving Facility Commitments. On the date hereof, each Revolving Facility Lender that has delivered a counterpart of this Agreement as an “Extending Lender” in the form of Exhibit A hereto (an “Extension Consent”) (each such Revolving Facility Lender, an “Initial Extending Lender”) has agreed to become an Extending Lender hereunder and to extend the maturity date of its Revolving Facility Commitments on the Amendment Effective Date on the terms contemplated hereunder (such extended Revolving Facility Commitments, the “Extended Maturity Revolving Facility Commitments”). After the date hereof, each Revolving Facility Lender that has delivered an Extension Consent on or prior to 5:00 p.m., New York City time, on May 11, 2018 (the “Consent Deadline”) has agreed to become an Extending Lender hereunder (each such Revolving Facility Lender, together with the Initial Extending Lenders, the “Extending Lenders”) and to extend the maturity date of its Revolving Facility Commitments on the Amendment Effective Date into Extended Maturity Revolving Facility Commitments.
SECTION 3.    Amendment of the Credit Agreement. On the Amendment Effective Date, the Credit Agreement shall be amended as follows:
(a)     Section 1.01 of the Credit Agreement shall be amended by inserting the following definitions in proper alphabetical order:
(i)    “Excess Cash Flow Payment Date” shall mean, with respect to each Excess Cash Flow Period, the date on which the Borrower is required to prepay Term Loans pursuant to Section 2.11(c) in respect of such Excess Cash Flow Period.
(ii)    “Extended Maturity Revolving Facility Commitment” shall mean the Revolving Facility Commitments held by each Revolving Facility Lender immediately prior to the First Amendment Effective Date that are converted into Extended Maturity Revolving Facility Commitments pursuant to Section 4 of the First Amendment, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Extended Maturity Revolving Facility Commitment as of (and after giving effect to) the First Amendment Effective Date is equal to the amount of such Lender’s Revolving Facility Commitment set forth on such Lender’s First Amendment Extension Consent.
(iii)    “Extended Maturity Required Excess Cash Flow Amount” shall mean, with respect to each Excess Cash Flow Period, an amount equal to (i) the amount by which the Extended Maturity Required Percentage of Excess Cash Flow for such Excess Cash Flow Period exceeds the ECF Threshold Amount minus (ii) an amount equal to the amount of Term Loans required to be repaid pursuant to Section 2.11(c) in respect of such Excess Cash Flow Period.
(iv)    “Extended Maturity Required Percentage” shall mean, with respect to each Excess Cash Flow Period, (i) 75%, if the Net First Lien Leverage Ratio at the end of the Excess Cash Flow Period is greater than 3.25 to 1.00, (ii) 50%, if the Net First Lien Leverage Ratio at the end of the Excess Cash Flow Period is greater than 2.75 to 1.00 but less than or equal to 3.25 to 1.00, (iii) 25%, if the Net First Lien Leverage Ratio at the end of the Excess Cash Flow Period is greater than 2.50 to 1.00 but less than or equal to 2.75 to 1.00 or (iv) 0%, if the Net First Lien Leverage Ratio at the end of the Excess Cash Flow Period is less than or equal to 2.50 to 1.00.
(v)    “First Amendment” shall mean that certain Incremental Assumption Agreement, dated as of May 8, 2018, by and among Holdings, the Borrower, the Subsidiary Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.
(vi)    “First Amendment Extension Consent” shall mean the “Extension Consent” (as defined in the First Amendment).
(vii)     “First Amendment Effective Date” shall mean the “Amendment Effective Date” (as defined in the First Amendment).
(viii)    “Original Maturity Revolving Facility Commitment” shall mean the Revolving Facility Commitments held by each Revolving Facility Lender immediately prior to the First Amendment Effective Date that are not converted into Extended Maturity Revolving Facility Commitments pursuant to Section 4 of the First Amendment, as such commitments may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Original Maturity Revolving Facility Commitment as of (and after giving effect to) the First Amendment Effective Date is equal to the amount of such Lender’s Revolving Facility Commitment outstanding immediately prior to the First Amendment Effective Date (that has not been converted to an Extended Maturity Revolving Facility Commitment pursuant to Section 4 of the First Amendment).
(b)    The following definitions shall be amended and restated in their entirety to read as follows:
(i)    “Financial Covenant” shall mean the covenant of the Borrower set forth in Section 6.11(a); provided that, solely with respect to Section 7.01, “Financial Covenant” shall also include the covenants of the Borrower set forth in Sections 6.11(b) and (c).
(ii)    “Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment as of the Closing Date was set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Closing Date was $150,000,000. On the First Amendment Effective Date, there are two Classes of Revolving Facility Commitments, which consist of the Original Maturity Revolving Facility Commitments and the Extended Maturity Revolver Facility Commitments. The aggregate amount of the Lenders’ Revolving Facility Commitments on the First Amendment Effective Date is $150,000,000. After the First Amendment Effective Date, additional Classes of Revolving Facility Commitments may be added or created pursuant to Incremental Assumption Agreements.
(iii)    “Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Original Maturity Revolving Facility Commitments in effect on the First Amendment Effective Date, February 14, 2019, (b) with respect to the Extended Maturity Revolving Facility Commitments in effect on the First Amendment Effective Date, November 16, 2020 and (c) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement establishing such Revolving Facility Commitments.
(c)    The definition of “Pro Forma Basis” shall be amended by replacing each reference to “Section 6.11” therein to “Section 6.11(a)”.
(d)    Section 6.11 shall be amended by:
(i)    adding “(a)” at the beginning thereof; and
(ii)    adding the following new clauses (b) and (c) after clause (a):
“(b)    With respect to each Excess Cash Flow Period (commencing with the Excess Cash Flow Period ending on December 31, 2018), the Borrower shall make one or more optional repayments of Term Loans on or prior to the Excess Cash Flow Payment Date applicable to such Excess Cash Flow Period in an aggregate amount at least equal to the Extended Maturity Required Excess Cash Flow Amount required for such Excess Cash Flow Period.
(c)    The Borrower shall not incur Indebtedness secured by Liens on the Collateral that are Other First Liens pursuant to Section 6.01(h) unless on such date of the incurrence thereof the Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to the related acquisition, merger or consolidation, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is not greater than 3.65 to 1.00.”
SECTION 4.    Extension of Revolving Facility Commitments.
(a)    On the Amendment Effective Date, the Revolving Facility Commitments of each of the Extending Lenders shall be converted into “Extended Maturity Revolving Facility Commitments” under the Credit Agreement, and shall have the terms contemplated by the Credit Agreement, after giving effect to the amendments set forth in Section 3 of this Agreement. On the Amendment Effective Date, the Revolving Facility Commitments of each of the Revolving Facility Lenders that are not Extending Lenders shall become “Original Maturity Revolving Facility Commitments” under the Credit Agreement and shall remain outstanding thereunder with the terms contemplated under the Credit Agreement, after giving effect to the amendments set forth in Section 3 of this Agreement. For the avoidance of doubt, all of the terms of the Extended Maturity Revolving Facility Commitments under the Credit Agreement and the other Loan Documents shall be the same as those applicable to the Original Maturity Revolving Facility Commitments, other than with respect to the Maturity Date applicable to the Extended Maturity Revolving Facility Commitments.
(b)    On and after the Amendment Effective Date, while each of the Original Maturity Revolving Facility Commitments and the Extended Maturity Revolving Facility Commitments remain outstanding, any Borrowings and/or repayments of Revolving Facility Loans under the Credit Agreement shall be allocated ratably between the Original Maturity Revolving Facility Commitments and the Extended Maturity Revolving Facility Commitments (based on the aggregate amount of commitments outstanding at any such time).
(c)    Notwithstanding the foregoing, to the extent that any Revolving Facility Lender has delivered an Extension Consent hereunder that has indicated an amount of Revolving Facility Commitments that is less than the amount of Revolving Facility Commitments held by such Revolving Facility Lender, then (i) such Revolving Facility Lender will be deemed to be an Extending Lender hereunder with respect to the amount so indicated in such Revolving Facility Lender’s Extension Consent (such amount, the “Extension Amount”) and, effective as of the Amendment Effective Date, to have an Extended Maturity Revolving Facility Commitment in an amount equal to such Extension Amount and (ii) such Revolving Facility Lender will be deemed to not be an Extending Lender hereunder with respect to the amount of such Revolving Facility Lender’s Revolving Facility Commitment in excess of such Extension Amount (such amount, the “Non-Extension Amount”) and, effective as of the Amendment Effective Date, to have an Original Maturity Revolving Facility Commitment in amount equal to such Non-Extension Amount.
SECTION 5.    Conditions to Effectiveness of Amendment. The Amendments contained in Section 3 of this Agreement and the extension of the Revolving Facility Commitments to Extended Maturity Revolving Facility Commitments contained in Section 4 shall become effective on the date (the “Amendment Effective Date”) on which the following conditions are satisfied or waived:
(a)    The Consent Deadline shall have occurred.
(b)    The Borrower shall have paid, to the account of each Extending Lender (other than a Defaulting Lender) as of the Amendment Effective Date, a fee equal to 25 basis points on the aggregate amount of Revolving Facility Commitments held by such Extending Lender on the Amendment Effective Date that are converted to Extended Maturity Revolving Facility Commitments hereunder.
(c)    The Administrative Agent shall have received all fees payable thereto on or prior to the Amendment Effective Date and, to the extent invoiced at least three Business Days prior to the Amendment Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, charges and disbursements of Paul Hastings LLP) required to be reimbursed or paid by the Loan Parties in connection with this Agreement on or prior to the Amendment Effective Date.
(d)    The Administrative Agent shall have received, on behalf of itself and the Revolving Facility Lenders, a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as special counsel to the Loan Parties, (A) dated the date of the Amendment Effective Date, (B) addressed to the Administrative Agent and the Revolving Facility Lenders at the Amendment Effective Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to this Agreement as the Administrative Agent shall reasonably request.
(e)    The Revolving Facility Lenders shall have received a solvency certificate substantially in the form of Exhibit C to the Credit Agreement and signed by a Financial Officer of the Borrower confirming the solvency of Borrower and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Agreement.
(f)    The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the date of the Amendment Effective Date:
(i)    either (x) attaching a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent documents, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization or (y) certifying there have been no changes to the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent documents of such Loan Party since the Closing Date or the date such Loan Party became a Subsidiary Guarantor, as applicable,
(ii)    attaching a “bring-down” certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary State (or similar official),
(iii)    either (x) certifying that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect at the Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (iv) below or (y) certifying that there have been no changes to the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party since the Closing Date or the date such Loan Party became a Subsidiary Guarantor, as applicable,
(iv)    certifying that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents executed in connection with this Agreement to which such Loan Party is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect at the Amendment Effective Date,
(v)    either (x) certifying as to the incumbency and specimen signature of each officer executing any Loan Document executed in connection with this Agreement on behalf of such Loan Party or (y) certifying there have been no changes to the incumbency and specimen signature of each officer executing any Loan Document executed in connection with this Agreement on behalf of such Loan Party since the Closing Date or the date such Loan Party became a Subsidiary Guarantor, as applicable, and
(vi)    certifying as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.
Notwithstanding anything to the contrary herein, in the event that the Amendment Effective Date does not occur on or before the date that is 10 Business Days after the date hereof, then this Agreement shall automatically terminate without further action or notice.
SECTION 6.    Representations of the Loan Parties. Each Loan Party hereby represents and warrants to the other parties hereto as of the Amendment Effective Date that:
(a)    this Agreement has been duly authorized, executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing;
(b)    the representations and warranties of the Borrower and each other Loan Party contained in the Loan Documents shall be true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of the Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date);
(c)    the execution, delivery and performance by each Loan Party of this Agreement (i) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by such Loan Party and (ii) will not (x) violate (A) any provision of law, statute, rule or regulation applicable to such Loan Party, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of such Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound, (y) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (x) or (y) of this clause (ii), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (z) result in the creation or imposition of any Lien upon or with respect to (1) any property or assets now owned or hereafter acquired by such Loan Party (other than Holdings), other than the Liens created by the Loan Documents and Permitted Liens, or (2) any Equity Interests of the Borrower now owned or hereafter acquired by Holdings, other than Liens created by the Loan Documents or Liens permitted by Article VIA of the Credit Agreement; and
(d)    at the time of and immediately after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing or shall result from this Agreement.
SECTION 7.    Consent and Affirmation of the Subsidiary Loan Parties. Each of the Subsidiary Loan Parties, in its capacity as a guarantor under the Subsidiary Guarantee Agreement and a pledgor under the Security Documents to which such Subsidiary Loan Party is a party, hereby (i) consents to the execution, delivery and performance of this Agreement and agrees that each of the Subsidiary Guarantee Agreement and the Security Documents to which such Subsidiary Loan Party is a party is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed on the Amendment Effective Date and (ii) confirms that the Security Documents to which such Subsidiary Loan Party is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Obligations.
SECTION 8.    Reference to and Effect on the Loan Documents. %3. On and after the Amendment Effective Date, each reference in the Credit Agreement to “hereunder”, “hereof”, “Agreement”, “this Agreement” or words of like import and each reference in the other Loan Documents to “Credit Agreement”, “First Lien Credit Agreement”, “thereunder”, “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Credit Agreement as amended hereby. From and after the Amendment Effective Date, this Agreement shall be a Loan Document under the Credit Agreement.
(a)    The Security Documents and each other Loan Document are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed, and the respective guarantees, pledges, grants of security interests and other agreements, as applicable, under each of the Security Documents, notwithstanding the consummation of the transactions contemplated hereby, shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties under the Credit Agreement. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents.
(b)    The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
(d)    This Agreement shall constitute an “Incremental Assumption Agreement”, the Lenders party hereto shall constitute “Revolving Facility Lenders” and “Lenders”, in each case, for all purposes of the Credit Agreement and the other Loan Documents.
(e)    This Agreement shall constitute notice to the Administrative Agent required under Section 2.21(e) of the Credit Agreement and the Administrative Agent and the Revolving Facility Lenders party hereto acknowledge and agree that such notice period is satisfactory.
(f)    Each Extending Lender hereunder, to the extent constituting a Swingline Lender or Issuing Bank under the Credit Agreement on the Amendment Effective Date, hereby consents in its capacity as a Swingline Lender and/or an Issuing Bank to the amendments to the Credit Agreement contemplated hereunder and the establishment of the Extended Maturity Revolving Facility Commitments and hereby agrees to continue in its capacity as a Swingline Lender and/or Issuing Bank, as applicable, under the Credit Agreement after the Amendment Effective Date, including under the Extended Maturity Revolving Facility Commitments thereunder.
SECTION 9.    Effectiveness; Execution in Counterparts. This Agreement shall become effective when copies hereof that, when taken together, bear the signatures of Holdings, the Borrower, the Subsidiary Loan Parties and the Initial Extending Lenders shall have been received by the Administrative Agent (including in the form of an Extension Consent). This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by .pdf or other electronic form shall be effective as delivery of a manually executed original counterpart of this Agreement.
SECTION 10.    Amendments; Headings; Severability. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by Holdings, the Borrower, the Administrative Agent, and the Lenders party hereto. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 11.    Governing Law; Etc.
(a)    THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.
(b)    EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTIONS 9.11 AND 9.15 OF THE CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.
SECTION 12.    No Novation. This Agreement shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement or discharge or release the Lien or priority of any Security Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein. Nothing implied in this Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a borrower, guarantor or pledgor under any of the Loan Documents.
SECTION 13.    Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Credit Agreement.
[Signature Pages Follow]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
HOLDINGS:
QUESO HOLDINGS INC.

By:	/s/ Dale Black Name: Dale Black Title: Chief Financial Officer & Treasurer
BORROWER:
CEC ENTERTAINMENT, INC.

By:	/s/ Dale Black Name: Dale Black Title: Chief Financial Officer

SUBSIDIARY LOAN PARTIES:
CEC ENTERTAINMENT HOLDINGS, LLC

By:	/s/ Laurie Priest Name: Laurie Priest Title: Vice President & Secretary

CEC ENTERTAINMENT CONCEPTS, L.P.

By:	/s/ Dale Black Name: Dale Black Title: Chief Financial Officer

SPT DISTRIBUTION COMPANY, INC.

By:	/s/ Laurie Priest Name: Laurie Priest Title: Vice President & Treasurer

BHC ACQUISITION CORPORATION

By:	/s/ Maribel Alamillo Name: Maribel Alamillo Title: Chief Executive Officer, President & Chief Operating Officer

HOSPITALITY DISTRIBUTION INCORPORATED

By:	/s/ David A. Deck Name: David A. Deck Title: President

SB HOSPITALITY CORPORATION

By:	/s/ Laurie Priest Name: Laurie Priest Title: Vice President & Treasurer

PETER PIPER HOLDINGS, INC.

By:	/s/ David A. Deck Name: David A. Deck Title: Vice President, General Counsel & Secretary

PETER PIPER, INC.

By:	/s/ David A. Deck Name: David A. Deck Title: Vice President, General Counsel & Secretary

PETER PIPER MEXICO, LLC

By:	/s/ Tom Leverton Name: Tom Leverton Title: Manager

TEXAS PP BEVERAGE, INC.

By:	/s/ David A. Deck Name: David A. Deck Title: Vice President & Secretary

CEC ENTERTAINMENT LEASING COMPANY

By:	/s/ David A. Deck Name: David A. Deck Title: Secretary

CEC LEASEHOLDER, LLC

By:	/s/ David A. Deck Name: David A. Deck Title: Secretary
CEC LEASEHOLDER #2, LLC

By:	/s/ David A. Deck Name: David A. Deck Title: Secretary

CEC ENTERTAINMENT INTERNATIONAL, LLC

By:	/s/ David A. Deck Name: David A. Deck Title: Vice President & Secretary

PETER PIPER TEXAS, LLC

By:	/s/ Maribel Alamillo Name: Maribel Alamillo Title: Manager

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By: /s/ Alicia Schug
Name:    Alicia Schug
Title: Vice President

By: /s/ Marguerite Sutton
Name:    Marguerite Sutton
Title: Vice President

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